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                                                                    EXHIBIT 4.03

                               SOFT MOUNTAIN S.A.

                            SHARE PURCHASE AGREEMENT

                                 by and between

                              VERSANT CORPORATION

                                      and

                                   SC FINORIS

                             RHONE - ALPES CREATION

                                    TRINOVA

                             MR. GUILLAUME DOUMENC

                               MRS. ANNE DOUMENC

                                 MR. ANDRE MAY

                              MME CLAIRE DEMENGEOT

                              MR. FRANCIS LORENTZ

                              MR. ROGER POTTLITZER



                           dated as of July 30, 1998
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THIS AGREEMENT is made and entered into this 30th day of July 1998, by and between

VERSANT CORPORATION, a California Corporation having its principal office at 6539 Dumbarton Circle, Fremont, California, 94555 United States, represented by Bernhard Woebker, in his capacity as Vice President

(hereinafter referred to as "Buyer")

                                                                ON THE ONE HAND,

AND

SC FINORIS, a societe civile with a capital of 20,000 FF with its registered office at 5, allee Moulin Berger, Ecully, registered with the Registry of commerce and Companies of Lyon, under the number D 409 421 484 duly represented by Messrs Andre May and Guillaume Doumenc, go-gerants

RHONE-ALPES CREATION, with its registered office at Immeuble Midas, registered with the Registry of Commerce and Companies, under the number B 352 014 559, duly represented by Guy Rigaud, in his capacity as President du Directoire

TRINOVA, with its registered office at 17, avenue Charles de Gaulle, 69370 Saint Didier au Mont D'Or, registered with the Registry of Commerce and Companies of Lyon, under the number 411 877 657 duly represented by Jean-Jacques Delorme, in his capacity as President du conseil d'administration

MR. GUILLAUME DOUMENC, domiciled at 24, Chemin de la Guillere, 69570 Dardilly

MRS. ANNE DOUMENC, domiciled at 24, Chemin de la Guillere, 69570 Dardilly

MR. ANDRE MAY, domiciled at 23, route de Champagne 36, domaine de castellard, 69370 Saint-Didier au Mont d'Or

MRS. CLAIRE DEMENGEOT, domiciled at 23, route de Champagne, 36 domaine de castellard, 69370 Saint-Didier au Mont d'Or

MR. FRANCIS LORENTZ, domiciled at 45, rue St Roc, 75001 Paris

MR. ROGER POTTLITZER, domiciled at 27, route de la Plaine, 78110 Le Vesinet

(hereinafter referred to collectively as "Sellers" and individually as a "Seller")

                                                               ON THE OTHER HAND





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WHEREAS

Soft Mountain S.A. was created for the purpose of developing software based on reactive technology, issued partly from research and developments conducted at INRIA by founders of Soft Mountain.

Thereafter, Soft Mountain S.A. has developed new technology and software, which are different from the one previously developed.

This new technology and software has had success on the market, with in particular great interest from France Telecom, IBM and Lotus.

At the suggestion of France Telecom, Versant showed interest in the acquisition of Soft Mountain.

In the course of the financial and legal audit conducted by Buyer for the period from April to June 15, 1998, Buyer has received and reviewed all documents listed in the Schedules of this agreement.

The shareholders of Soft Mountain had decided that it was a good opportunity to sell the company to Versant, due to the fact that Soft Mountain under the ownership of Versant would be well equipped to continue the relationship with France Telecom, Lotus/IBM and develop the activity of the company, and also due to the fact that Soft Mountain was in a difficult cash situation, and needed a strong shareholder to support the company. The Sellers remitted to Buyer the financial statements of Soft Mountain as of December 31, 1997 (9 months), March 31, 1998 (12 months), and June 15, 1998 (2 months and 15 days) (together, the "Financial Statements").

Sellers own fourteen thousand two hundred and forty nine (14,249) shares representing all shares of Soft Mountain S.A. (the "Shares"), a French societe anonyme with a statutory capital (capital social) of 1,424,900 French francs with its registered office at Technoparc, 5 allee Moulin Berger, 69130 Ecully, and which is registered with the Registry of Commerce and Companies of Lyon under the number 403 906 092 ("Soft Mountain");

SC Finoris is the owner of nine thousand nine hundred and ninety four (9,994) Shares.

Rhone-Alpes Creation is the owner of one thousand seven hundred and fifty (1,750) Shares.

Trinova is the owner of two thousand four hundred and ninety nine Shares (2,499) Shares.

Mr. Guillaume Doumenc, Mrs. Anne Doumenc, Mr. Andre May, Mrs. Claire Demengeot, Mr. Francis Lorentz and Mr. Roger Pottlitzer are each the owner of one (1) Share.


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Sellers having informed Buyer of their wish to sell their Shares and Buyer having advised Sellers of its interest in such transaction, Buyer and Sellers entered into a letter agreement, dated June 16, 1998, describing the terms of the contemplated transaction. Buyer and Sellers agreed in particular that the transfer of Shares would be effective July 1, 1998.

Since this date both Buyer and Seller have confirmed their wish to enter into a share purchase agreement, which supersedes and replaces the June 16, 1998 letter agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1 - PURCHASE AND SALE OF SHARES

     1.1 Shares transferred. Subject to complete fulfillment of the provisions of Section 1.9 hereof Sellers sell and transfer the Shares to Buyer, and Buyer purchases and accepts them from Sellers.

     1.2 Purchase Price - Payment of Purchase Price. In a letter agreement dated June 16, 1998, which is attached hereto as Schedule 1.2, and the terms of which are superseded and replaced by the present Agreement, the Parties had decided on a Purchase Price of seven million French francs (FF. 7,000,000.00), subject to adjustment based on liabilities of Soft Mountain as of June 15, 1998 in excess to a certain level. As per the auditors report dated July 10, 1998, a copy of which is also attached on Schedule 1.2, the parties accept that there is no adjustment to be done with respect to the June 15, 1998 financials. The purchase price (the "Purchase Price") for all of the shares of Soft Mountain S.A. is therefore of seven million French francs (FF. 7,000,000.00). Further to additional negotiation, Buyer has accepted to waive the escrow clause and to calculate the price of the Versant shares on the basis of 4.2 US dollars per share.

     The Purchase to be paid on Closing (as defined in Section 5) is as follows:

          (a) partly in cash, in an amount of eight hundred ten thousand French francs (FF. 810,000.00),

          (b) partly in kind by delivering two hundred forty five thousand five hundred and eighty six 245,586 shares ("Versant Shares") of Buyer common stock ("Versant Common Stock"). This number of Versant Shares has been obtained by dividing six million one hundred ninety thousand French francs (FF. 6,190,000.00)



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          (Purchase Price minus amount paid in cash as provided under section
          1.2.a) above by 4.2 converted into French francs, using an exchange rate of 6.0012 French francs for one US Dollar.

The Purchase Price, in cash and in Versant Shares, shall be allocated among Sellers as set forth on Schedule 1.2.

1.3  Registration.

     (a) Buyer agrees to use reasonable efforts to file a registration statement on Form S3 (or another appropriate form) with respect to the resale by Sellers of the Versant Shares (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), before September 30, 1998 at the latest and to use reasonable efforts to cause the Registration Statement to become effective as soon as practicable thereafter, and at the latest at the first of the following two dates: (i) date on which the registration statement based on the equity investment contract presently being negotiated with Citadel shall become effective, and (ii) December 31, 1998; provided that Buyer shall not be responsible for any failure to cause such Registration Statement to become effective that results from the failure of any Seller to provide to Buyer such information or documents as Buyer requests in order to comply with the Securities Act or regulations of the SEC.

     (b) Buyer shall use reasonable efforts to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all of such Versant Shares registered thereunder until one (1) year from the date the Registration Statement has become effective.

     (c) Notwithstanding anything to the contrary set forth in this Agreement, Buyer's obligations under this Section 1.3 to file the Registration Statement and to use its reasonable efforts to cause the Registration Statement to become effective shall be suspended in the event and during such period as Versant determines, based upon the advice of outside counsel, that unforeseen circumstances (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any other event) would require additional disclosure of material information by Buyer in the Registration Statement the confidentiality of which Buyer has a bona fide business purpose to preserve or which unforeseen circumstances would render Buyer unable to comply with SEC requirements (in either case, a "Suspension Event"). The suspension of Buyer's obligations in accordance with the preceding


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               sentence shall exist for only so long as any such suspension exists for other similarly restricted stockholders of Buyer. Buyer shall notify Sellers, on a confidential basis, promptly in writing of the existence of any Suspension Event. In the case of any Suspension Event occurring prior to the filing of the Registration Statement, Buyer shall be required to file the Registration Statement as soon as practicable after the conclusion of the Suspension Event. In the case of any Suspension Event occurring after effectiveness of the Registration Statement, Buyer shall be required to keep the Registration Statement effective for one (1) year from the date it has become effective.

          (d) Following the effectiveness of the Registration Statement, each Seller agrees that it will not effect any sales of Versant Shares at any time after he has received notice from Buyer to suspend sales as a result of a stop order or the occurrence or existence of any Suspension Event or so that Buyer may correct or update the Registration Statement. Sellers may recommence effecting sales of Versant Shares following further notice to such effect from Buyer, which notice shall be given by Buyer promptly after the withdrawal of any stop order or the conclusion of any such Suspension Event.

          (e) Upon the effectiveness of the Registration Statement, Buyer shall, as promptly as practicable, furnish to each Seller such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in the Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as any Seller may reasonably request in order to facilitate the public sale or other disposition of the Registered Securities owned by Sellers.

          (f) Buyer shall bear all registration expenses in connection with each Registration Statement including legal expenses of Sellers not to exceed ten thousand dollars (10,000 USD) in the aggregate, other than (i) any underwriting discounts and commissions or stock transfer taxes applicable to the Registered Securities and (ii) any fees or expenses incurred by any Seller for brokerage, accounting, tax, legal services (except as stated above) or any other expenses incurred by any Seller in taking possession of or disposing of the Versant Shares.

          (g) In the event that Buyer is unable to register the Versant Shares by

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               December 31, 1998, and if this is due to a reason other than the failure of any Seller to provide to Buyer such information and documents as Buyer requests in order to comply with the Securities Act or regulations of the SEC, then in such event Buyer has the obligation to pay to Sellers an amount of six million one hundred ninety thousand French francs (FF. 6,190,000.00) in cash, at the latest on January 31, 1999, and in return for the shares provided to Sellers. Also, Versant agrees that until such date on which the Versant Shares shall be registered, or Versant has paid in cash the price to Sellers, Versant will pledge the Shares, and will not sell Soft
               Mountain's software business activity ("fonds de commerce"). For clarification purposes, it is expressed that this will not prevent Soft Mountain from concluding commercial contracts regarding its software and general activity. Versant will execute a consulting agreement with Soft Mountain to provide for payment for all consulting services provided by Soft Mountain as part of the Primevere contract currently negotiated with France Telecom and IBM/Lotus to be executed on July 31, 1998.

     1.4. Number of Versant Shares. Versant agrees not to increase the number of Versant Shares by more than twenty per cent (20%) between the date hereof and September 30, 1998, except under a very remote possibility under the capital investment deal presently being entered into between Versant and Citadel, the terms of which have been presented to the Sellers.

     1.5. Sellers' Investment Intent. Each Seller represents that the Versant Shares being purchased by Seller are being purchased for his or its own account, for investment for an indefinite period of time, not as nominee or agent for any other person, firm or corporation and not for distribution or resale to others in contravention of the Securities Act and the rules and regulations promulgated thereunder. Each Seller agrees that he or it will not sell or otherwise transfer the Versant Shares unless they are registered under the Securities Act or unless an exemption from such registration is available.

     1.6. Securities Legend; Stop Transfer Instructions. Each Seller consents to the placement of a legend on any certificate or other document evidencing any of the Versant Shares, stating that such Versant Shares have not been registered under the Securities Act or any state securities or "blue sky" laws and setting forth or referring to the restrictions on transferability and sale thereof, including the restrictions set forth herein. Each Seller is aware that Buyer will make a notation in its appropriate records with respect to the restrictions on the transferability of such Versant Shares. Each Seller also consents and acknowledges that "stop transfer" instructions may be noted against the Versant Shares received by any Seller as consideration thereunder. Buyer hereby undertakes to remove any legend described in


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      this Section 1.6, or to rescind any "stop transfer" instructions described in this Section 1.6. as to Seller's Versant Shares (a) if such Seller furnishes Buyer with an opinion of counsel or other written information satisfactory in form and content to Buyer that such legend or any such instructions are no longer required (as applicable) to such Seller's Versant Shares or (b) with respect to and at the time of the disposition of any such Versant Shares pursuant to an effective registration statement under the Securities Act, including the Registration Statement.

1.7. Sellers' Letters. To ensure compliance with the Securities Act, each Seller commits to deliver to Buyer on Closing a letter, in the form attached hereto as Schedule 1.7. (the "Sellers' Letters"), agreeing, among other things, that Seller will not sell, pledge, transfer or otherwise dispose of any of the Versant Shares received as consideration pursuant to
      Section 1.2 hereof, except in compliance with Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act or an effective registration statement under the Securities Act. Sellers who shall be working with Versant or Soft Mountain shall also be requested to deliver to Buyer on Closing a letter, in the form attached also as Schedule 1.7 summarizing rules applicable to employees and consultants.

1.8.  INTENTIONALLY LEFT EMPTY

1.9.  Deliveries by Sellers.

      On or before Closing, Sellers deliver to Buyer the following:

      (a) duly executed and completed share transfer orders (ordres de mouvement) in favor of Buyer for the Shares;

      (b) the minutes of a duly held meeting of the Board of Directors of Soft Mountain, and notice to the statutory auditor (i) approving Buyer and designees of Buyer listed in Schedule 1.9 b) as new shareholder, and
           (ii) calling a shareholders' meeting for August 10, 1998 to elect the three new directors listed in Schedule 1.9. b); and the minutes of the shareholders meeting approving the accounts for fiscal year ending March 31, 1998:

      (c) the minutes of duly held meetings of the shareholders of Finoris, the board of Trinova and of Rhones-Alpes Creation authorizing the transaction contemplated herein;

      (d)  duly signed original of the up to date "statuts" of the Company;


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          (e)  duly completed and signed official Soft Mountain registries
               (minutes of shareholders meetings, minutes of Board of Directors meetings) with the attendance books and attendance sheets, shareholders account documents and registry of transfers; original of statutory auditor's reports;

          (f) a letter from the Company's statutory auditor confirming that the financial statements of Soft Mountain as of March 31, 1998 (12 months) are true and correct (sincere et veritable);

          (g) the written resignations of all directors of Soft Mountain from their positions as directors, effective as of August 10, 1998; and of Mr. Doumenc from his office of Chairman of the board;

          (h) an opinion of counsel to Sellers attached on Schedule 1.9.(h) hereto regarding Soft Mountain's intellectual and industrial property rights;

          (i) a letter from INRIA in the form attached hereto, in Schedule 1.9(i), acknowledging that they do not have any rights over the technology and the software used by Soft Mountain, listed on
               Schedule 1.9.(i) and confirming that they waive their right to obtain any royalty and to obtain Soft Mountain shares;

          (j) the Sellers' Letters described under section 1.7. of the Agreement;

          (k) a resignation letter signed by Mr. Guillaume Doumenc for his duties as employee of Soft Mountain, reflecting the terms of
               Section 4.2.b below;

          (l) a letter by GDO Sarl providing for termination of the agreement concluded with Soft Mountain, reflecting the terms of Section 4.2.b below;

          (m) such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

     1.10. Deliveries by Buyer. On the date hereof, Buyer delivers:

          (a) to Sellers (i) stock certificates evidencing two hundred fourty five thousand five hundred and eighty six (245,586) of the Versant Shares, issued to the Sellers in accordance with the percentages on Schedule 1.2; and (ii) checks in the total amounts of eight hundred ten thousand French Francs (810,000.00 FF), issued in accordance with the percentages on Schedule 1.2;



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            (b)   such other instruments or documents as may be reasonably
                  necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.


SECTION 2 -- REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby make the representations and warranties set forth in this
Section 2. For the purposes hereof, "knowledge of Seller" shall include matters known to Sellers or Soft Mountain or which should reasonably be known to them. When reference is made to any event, change or effect having a Material Adverse Effect, this reference shall mean that this event, change or effect materially harms the business, operations, prospects, assets (including intangible assets), liability (including contingent liabilities), financial situation or operation profits of Soft Mountain.

      2.1 Corporate Organization. Soft Mountain is a societe anonyme duly organized and validly existing under French law. All transactions leading to the creation of Soft Mountain and the constitution of assets and activity have been done in accordance with French law. Soft Mountain has the corporate power and authority to own or lease its properties and to carry on its business in the manner in which it is currently conducted. Soft Mountain does not, directly or indirectly, have any equity interest or other property interest in any company, joint venture, partnership, association or other entity. Complete and correct copies of the certificate of incorporation and by-laws (the "Constitutive Documents") are attached on Schedule 2.1. Soft Mountain has not stopped making payments, declared a moratorium on payments of its debts, is not in bankruptcy or reorganization or liquidation, has not entered into an assignment for the benefit of its creditors and has not become subject to any reorganization procedure. Buyer understands from Sellers that technically Soft Mountain could be qualified under French law to be in "cessation des paiements". Buyer waives his right to sue Sellers on that basis, as long as the Financial Statements are accurate and that the situation since June 15, 1998 did not deteriorate more than what could be expected on the basis of the existing trend.

      2.2. Authorization. Sellers have the requisite capacity to enter into this Agreement and the other agreements to be executed and delivered by the Sellers pursuant hereto and to carry out the transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and all related agreements will constitute the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their respective terms.

      2.3. Capitalization and Shares. As of the date of this Agreement, the capital of Soft Mountain is as set forth in the preamble to this Agreement. All the



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          Shares have been validly issued and are fully paid, non assessable and are free of any lien, preemptive rights or other restrictions with respect thereto. The Shares are fully owned by Sellers as set out in the table in the preamble to this Agreement. There is no agreement or commitment which could result in Soft Mountain having to purchase, amortize, issue or transfer the Shares in any manner whatsoever. By signing this contract, Sellers confirm that any and all agreements existing between the Sellers or part of them, are terminated, and that none of the Sellers will involve any breach by another Seller of its obligations under any such agreement.

     2.4. Consents and Approvals; Non-Contravention. Neither the execution, delivery or performance of this Agreement or of any related documents, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof:

          (a)  violates any provision of the Constitutive Documents,

          (b) requires on the part of Sellers or Buyer any filing with, or permit, authorization, consent or approval of, any court, trustee in bankruptcy ("administrateur judiciaire"), administrative or other authority (a "Governmental Entity"),

          (c) require, in accordance with the terms of any contract, lease or other agreement to which a Seller or Soft Mountain is a party, any consent, filing approval or authorization,

          (d) violate any judicial or arbitral decision, or any legal regulatory or contractual provision applicable to Sellers or Soft Mountain, or

          (e) may result in a material violation or material breach of any agreement or result in the termination, modification, cancellation, non renewal loss of a material benefit, or result in the creation or imposition of any lien upon any of the respective properties or assets of a Seller or Soft Mountain.

     2.5. Financial Statements. The Financial Statements, which are attached as
          Schedule 2.5 are complete, sincere and true, prepared in accordance with generally applicable accounting principles in France and under the same methods, and accurately reflect the asset and liability situation of Soft Mountain at each of the dates and for each period indicated.

     2.6. Interim Change. Since March 31, 1998, Soft Mountain has not engaged in any business or transaction other than in the ordinary course of business. In particular (but without this list being exclusive):



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          (a)  Soft Mountain has not suffered any change, nor has there arisen any event, having or which could reasonably be expected to have a Material Adverse Effect;

          (b) Soft Mountain has not forgiven or canceled any debts or claims or waived, released or relinquished any contract right or any other rights of its business;

          (c) Soft Mountain has not consented to, or has not had imposed on it, any liens;

          (d) Soft Mountain has not suffered any damage, destruction or loss of property, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect;

          (e) Soft Mountain has not accelerated the collection of, granted any discounts with respect to or sold or assigned to third parties any accounts receivable or delayed the payment of any payables or, other than in the ordinary course of business and consistent with past practice, had any reason to write off as uncollectable any accounts receivable or any portion thereof;

          (f) Soft Mountain has not assumed any loan, directly or indirectly, (with the exception of the loan taken from Versant France) or incurred or guaranteed any obligation with regards to a loan, or made any loans, advances or capital contributions to, or investment in, any other individual, corporation, partnership, joint venture, association, organization or other entity (a "Person"),

          (g) Soft Mountain has not pledged or subjected to any lien, sold, assigned or transferred any asset except for sales of inventory in the ordinary course of business and consistent with past practice;

          (h) Soft Mountain has not increased in any manner the wages, salaries, bonuses, pension plans, retirement allocations or other allocations of any director, employee or other person,

          (i) Soft Mountain has not amended any existing, or entered into, any additional pension, profit-sharing, bonus, severance pay, or other schemes relating to retirement of other benefits,

          (j) Soft Mountain has not entered into any employment or consulting agreement with any person, nor modified existing terms of such agreements,



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          (k)  Soft Mountain has not made any investment in any business, company, partnership, association or other entity.

          (l) Soft Mountain has not declared, paid or set aside for payment any dividend or other distribution;

          (m) Soft Mountain has not made any change in its accounting principles or methods, except as may have been required by a change in generally accepted accounting principles in France;

          (n) no employee has notified Soft Mountain or Sellers of its intention to resign from its position, and no employee has been terminated with the exception of Mr. Beral.

          2.7. No Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements, Soft Mountain has not incurred any liabilities or obligations of any nature (whether or not accrued). As of the date hereof there exists no shareholder advances owed by Soft Mountain nor any contract entered into directly or indirectly with shareholders of Soft Mountain.

          2.8. Litigation. There is no claim, action, suit, inquiry or investigation by or before any judicial entity pending or, to the knowledge of Sellers, threatened against or involving Soft Mountain or affecting any of its assets products or activity. There is no basis known to the Seller for any such claim, action, suit, inquiry, or investigation. The only two exceptions are the following:

               - (i) the employees of the Company pretend that they are eligible to obtain shares of Soft Mountain S.A. or proceeds from the sale of such shares; Sellers have found an agreement with the employees under which they accept as full and final settlement for such claim the payment of an amount equal to the value of 4% of the shares of Soft Mountain. Sellers commit that a cash amount of two hundred and eighty thousand (280,000) francs will be used to satisfy the Sellers' obligations to distribute 4% of the purchase price to the current Soft Mountain's employees and that such amount shall be paid under Seller's responsibility at the latest two weeks after Closing.

               - (ii) Mr. Beral has contested his termination. Upon termination, Mr. Beral received the amount to be paid under French law upon termination and now requests from the Company the payment of an additional three months of notice and one month of severance payment. A settlement agreement, a copy of which is in Schedule 2.8, has been signed between Soft Mountain S.A. and Mr. Beral. Buyer will make sure that Soft Mountain honors such agreement on due time.


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      2.9.  No Violation.

            (a) Soft Mountain, its directors and employees have always acted within the corporate purpose of Soft Mountain and in accordance with French law, and with contractual obligations. Soft Mountain's directors have not exceeded their internal limitations of powers.

            (b) Sellers and Soft Mountain have complied with any and all obligations with regard to any contract or agreement entered into by Soft Mountain.

            (c) Soft Mountain has all authorizations (from Governmental Entity or other authority) necessary to: (i) enable it conduct its business as currently conducted and, if necessary (ii) to enter into all transactions contemplated by this Agreement.

      2.10. Title to Assets. Soft Mountain does not own any real property assets. Soft Mountain has good and marketable title, free and clear of all liens, any pledge or other security, of all assets, rights, trademarks, trade names, licenses and properties, which are used in the conduct of the business conducted by Soft Mountain (the "Assets"). Soft Mountain has valid and enforceable leases or licenses, as the case may be, with respect to the Assets consisting of property that is leased or licensed to Soft Mountain, under which there does not exist any default, on the part of Soft Mountain. Since inception, Soft Mountain has validly entered into and, as the case may be, has validly and legally terminated any lease agreement used for carrying on its business activities.

      2.11. Intellectual Property.

            (a) A true and complete list, of all the industrial and intellectual property rights owned by Soft Mountain (the "Owned Intellectual Property") and licensed to it (the "Licensed Intellectual Property") is contained in Schedule 2.11(a). The Intellectual Property described in Schedule 2.11(a) constitutes all Intellectual Property necessary to operate Soft Mountain's business activity, as currently planned or as planned to be conducted. The Owned Intellectual Property is duly and validly registered under Soft Mountain's name and all fees for recordation or renewal have been timely paid by Soft Mountain.

            (b) Except as described on Schedule 2.11.(b), Soft Mountain is the owner of, and has the sole and exclusive right to use, sell, license, dispose of the Owned Intellectual Property, and has not delegated nor assigned any of such rights with the exception of the licenses to use granted to customers in normal course of business.

     (c) Except as described on Schedule 2.11.(c), Soft Mountain has the exclusive right to bring any actions for any infringement of the Licensed Intellectual Property.

     (d) Except for those listed on Schedule 2.11(d) there are no royalties, fees or other payments payable by Soft Mountain to any Person by reason of ownership, use, license, sale or disposition of any Owned or Licensed Intellectual Property.

     (e) The transfer of all Shares to Buyer, will not in any way impair the right of Soft Mountain to use, sell, license or dispose of, or any portion thereof, or to bring any action for the infringement of any of such rights to the Owned or Licensed Intellectual Property.

     (f) None of the former or present employees, consultants or directors of Soft Mountain or their predecessors hold any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property.

     (g) There is no pending or threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any Owned or Licensed Intellectual Property nor, to the knowledge of Sellers a valid basis for such claim or litigation.

     (h) Software presently used and/or commercialized by Soft Mountain S.A. belongs to Soft Mountain S.A. Neither CMA, nor any other company (with the exception of France Telecom, as indicated below) has any right whatsoever with regard to the Software presently used and/or commercialized by Soft Mountain. CMA has some limited right to the reactive C software tool which was developed and is not any more used or commercialized. None of the software on which CMA, or any other company may have a claim has been or is being used in any of the software presently used and/or commercialized by Soft Mountain. AS far as France Telecom, Sellers confirm that the situation did not change since the date of issuance of the opinion listed in Schedule 1.9.(h).

2.12.  Contract and Commitments.

A detailed and exhaustive list of all contracts entered into by Soft Mountain is attached on Schedule 2.12. Other than those listed on such Schedule 2.12, Soft Mountain has not:

     (a) entered into any collective bargaining agreements or employment related collective contract or "accord",

     (b) entered into any agreement that contain any specific benefits (i.e., providing benefits in excess to those applicable by law and by applicable regulations), severance liabilities or obligations,

     (c) entered into any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

     (d) entered into any employment or consulting agreement, contract or commitment with an employee or individual consultant or sales person or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable on the minimum notice periods permitted under French law, except to the extent general principles of French employment law may limit Soft Mountain's ability to terminate employees,

     (e) entered into fixed term commercial contract for a duration superior to one year.

     (f) entered into a credit agreement, loan agreement (except the one entered with Versant Object Technology SARL on July 15, 1998), financial facility agreement with any financial institution or third party.

     (g) received any financial benefit, investment or subsidy granted by any public agency or company.

     (h) except as required by law, have any pension, profit-sharing, bonus, severance pay, retirement, hospitalization, insurance, stock purchase, stock option or other benefit with or for the benefit of any Person (a "Benefit Plan"). Benefit Plans are for the minimum amount required by law.

     (i) entered into a fixed-term employment agreement nor any on interim contract.

     (j)  entered into outstanding loans agreements to Sellers or employee.

     (k) guaranteed any obligations of Sellers or any other person. Sellers have not guaranteed any obligations of Soft Mountain which would still be in effect after the date hereof.

     (l) entered into any contract which is material to its business, operations or prospects or any other contract, instrument, commitment, plan or arrangement which has not been made in the ordinary course of business.

               (m) entered into any contract, which will or can be terminated or significantly modified by reason of transfer of Shares to Buyer.

     2.13. Customers and Suppliers. There has not been any adverse change in the business relationship of Soft Mountain with any customer or supplier since January 1, 1998. All contracts for more than fifty thousand French francs (50,000.00 FF) are listed on Schedule 2.13.

     2.14. Insurance. Soft Mountain has valid insurance policies which adequately cover all the risks against which it is normal to insure considering the activities of Soft Mountain. There has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding past due premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Soft Mountain.

     2.15. Environmental Matters. Soft Mountain is not in breach of any environmental regulations.

     2.16.     Labor Law Matters.

     (a) Soft Mountain has been in full compliance with French labor law legislation and the applicable collective bargaining agreement. Soft Mountain has complied with the legal obligations relating to the setting-up and functioning of personnel representative bodies;

     (b) Attached in Schedule 2.16.b is a list of all Soft Mountain employee as of the date hereof, with an indication of the salary and all other benefits, the exact position and accrued rights and benefits (referred to collectively as the "Personnel Information");

     (c) The Personnel Information contains accurate, complete and updated information as of the date hereof.

     (d) No current or past employee of Soft Mountain, with the exception of Mr. Vincent Beral (see Section 2.8), has any ground to claim any sum or damage from Soft Mountain.

     2.17.     Taxes - Social security contributions.

      (a) All tax and social security returns, declarations, reports, estimates, information returns, and statements (collectively, "Tax and Social Security Returns") required to be filed by Soft Mountain on or before the date hereof for all periods ending on or before the date hereof have been timely filed, and all such Tax and Social Security Returns are true, correct and complete.

      (b) Soft Mountain has timely paid (or accrued in its accounts) all taxes and social security contributions due or claimed to be due by it by any taxing or social security authority in respect to periods (or any portion thereof) ending on or before the date hereof, and no failure in this regard may be attributed to it.

      (c) No audited or other proceeding by any national, local court, governmental, regulatory, para fiscal, administrative or similar authority are presently pending with respect to any taxes or social security contributions of Soft Mountain.

2.18 Accounts Receivable. All receivables of Soft Mountain arose in the ordinary course of business and the aggregate amounts thereof, are collectible (except to the extent reserved against as reflected in the Financial Statements) and are carried at values determined in accordance with French generally accepted accounting principles. None of the receivables are subject to any claim of setoff, setoff or counterclaim and there are no facts or circumstances that would give rise to any such claim. No person has any lien, charge, pledge, security interest or other encumbrance on any such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

2.19 Minute Books. The fully completed and signed official Soft Mountain registries (minutes of shareholders meetings, minutes of Board of Directors meetings) with signed attendance sheets for the shareholders meetings and attendance documents signed for the board of directors meetings, shareholders account documents and registry of transfers; original of statutory auditor's reports made available to Buyer contain all minutes since Soft Mountain's incorporation as normally kept in conformance with French law.

2.20 Representations Complete. None of the representations or warranties of Sellers, nor any statement made in any Schedule, Exhibit or Additional Sellers Document furnished pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the date hereof, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, or not incomplete.

      2.21 Soft Mountain Products and Technology. All products and technology sold or licensed by Soft Mountain are free of any defects and comply with the specifications made available to purchasers or licensees of such products and/or technology. Soft Mountain has not received any compliant regarding Soft Mountain's products or technology.

SECTION III - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

      3.1. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

      3.2. Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto (the "Additional Buyer's Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Buyer's Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer or its stockholders are necessary to authorize this Agreement and the Additional Buyer's Documents and transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and each of the Additional Buyer's Documents will constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

      3.3. Authorization and Issuance of Versant Shares. The issuance of the Versant Shares has been duly authorized by Buyer and, upon delivery to Seller of the certificate or certificates therefor against receipt of the Shares being purchased by Buyer and the other deliveries by Sellers pursuant to Section 1.9 hereof, the Versant Shares will be validly issued, fully paid and non assessable, free and clear of all Liens and restrictions other than the restrictions imposed herein, on the certificate or certificates therefor or by the Rules and Regulations.

      3.4. Consents and Approvals; Non-Contravention. Neither the execution, delivery or performance of this Agreement or any of the Additional Buyer's Documents by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby nor compliance by Buyer with any of the provisions hereof or thereof will (a) violate any provision of the Certificate of Incorporation, or Bylaws of Buyer,
            (b) require any filing with, or permit,
            authorization, consent or approval of, any Governmental Entity or
            (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

SECTION 4 - CONVENIENCE OF SELLERS AND/OR BUYERS

      4.1. Consents and Approvals. Buyer and Sellers agree to take all reasonable actions (including delivering information, document and affix signatures) to comply with the legal requirements necessary to the consummation of the transactions contemplated herein, or the registration or renewal of Owned and Licensed Intellectual Property Rights.

      4.2.  Non-competition.

            For a period of eighteen (18) months as from the date hereof:

            (a) none of the Sellers shall directly or indirectly, solicit any of the current or future employees of Soft Mountain or entice such employees to leave their position with Soft Mountain.

            (b) Mr. Guillaume Doumenc shall not engage, or continue to engage, or hold any participation, directly or indirectly, in the capital, voting rights or rights to profits of any business, company or firm currently competitive or which may become competitive with Soft Mountain; as used above, the term "participation" shall not include an acquisition on an exchange market of securities representing five percent (5%) or less of the outstanding capital, voting rights or rights to profits of a business, company or firm. If and when Buyer and Mr. Guillaume Doumenc, or a company designated by him sign a consulting agreement, containing a non compete clause, that non compete clause will replace this clause, from the date on which the consulting agreement shall become effective. Mr. Guillaume Doumenc, hereby resign from his duties of employee of Soft Mountain and confirms that the existing contract between GDO Sarl will be terminated at no cost to Soft Mountain. Such resignation and termination shall be effective on the date on which the consulting agreement is effective, and Soft Mountain will owe no money to either of them, except the payment for services until the effective resignation or termination date.

      4.3. Confidentially. Except as required by applicable law or regulation, the Sellers and Buyer undertake not to disclose, and to use their best efforts to procure that none of their respective Affiliates, directors, employees, officers or agents shall disclose, to any Person, at any time for a period of two (2) years from the date hereof, any confidential information, observations, data, written materials, records or documents which may be disclosed or delivered in the course of the negotiations of this Agreement or the other agreements referred to herein or the actions taken pursuant hereto or thereto. In the event that the transactions contemplated by this Agreement or the other agreements referred to herein are not completed for any reason, all such information shall be returned to Sellers or Buyer, as relevant. This will however not prevent Buyer from using or disclosing any information obtained with regard to Soft Mountain and its operations. Sellers however must keep such information confidential and shall not use it. Notwithstanding the confidentiality obligation described in this paragraph, Sellers agree that Versant can disclose the terms of the Agreement to France Telecom and Lotus.

     4.4. Specific assistance from Sellers. It is specifically agreed that, in order to allow the new management of Soft Mountain to exploit and use the technology and software of Soft Mountain, each of Mrs. Guillaume Doumenc, Andre May and Roger Pottlitzer shall be available for consultation by the management of Soft Mountain for a period of three months from Closing. This specific undertaking is given by those individuals in consideration of the Purchase Price.

     SECTION 5 - CLOSING

               The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kahn & Associes, 9, rue Anatole de la Forge, 75017 Paris, at 10:00 o'clock a.m. on September 15, 1998, (or at such other place or time as the parties mutually agree) (the "Closing Date"). At the Closing, Sellers shall deliver to Buyer and Buyer shall deliver to Sellers (unless delivered previously), the various documents listed in this Agreement.

     SECTION 6 - INDEMNIFICATION

          6.1. Duration of the indemnification. The obligation of Sellers to indemnify Buyer or Soft Mountain pursuant to this Section 6 shall expire on the third anniversary date of this Agreement, except for such Losses (as defined below) incurred in relation to taxes and social contribution matters, for which the obligation of the Sellers to indemnify Buyer or Soft Mountain thereunder shall only expire thirty (30) days after the applicable statute of limitation has elapsed.

          6.2. Indemnification. Buyer accepts not to have a recourse for indemnification against any of Mr. Guillaume Doumenc, Mrs. Anne Doumenc, Mr. Andre May, Mme Claire Demengeot, Mr. Francis Lorentz, Mr. Roger Pottlitzer, taken in their individual capacity. SC Finoris, Rhone-

          Alpes Creation and Trinova (the "Indemnifiers") agree to be bound for the total amount of such indemnification (in the percentage of the shares they own before the acquisition to the number of shares after deducting the shares of the six individuals listed above). Indemnifiers jointly and severally agree to indemnify and hold harmless Buyer or, at the option of the latter, Soft Mountain, for the period specified in Section 6.1 above against and in respect of any direct and consequential loss, liability, damage, deficiency, cost and expense (collectively, "Losses") incurred or sustained by any of them as a result of any breach by any Seller of this Agreement, including any breach or inaccuracy or omission in the representations, warranties and covenants contained herein or in any agreement, document or other instrument delivered pursuant hereto or in connection herewith.

     6.3 Threshold and exceptions. Indemnifiers shall not be required to indemnify Buyer or Soft Mountain under this Section 6 unless and until the aggregate Losses exceed one hundred thousand French francs (FF. 100,000) in which case Indemnifiers shall be only responsible for such Losses in excess of such amount. No investigation made by Buyer or any of its advisers shall affect any representation or warranty of Sellers contained in this Agreement or the indemnification obligation of Indemnifiers set forth herein. Buyer agrees not to request indemnification from Sellers in case the anticipated research tax credit (credit d'impot recherche) shown in the Financial Statements, cannot be recovered from the French tax authorities.

     6.4  Procedure for Indemnification.

          (a) For the purpose of this section, Indemnifiers hereby appoint Finoris Societe civile, c/o Me Yves-Marie Ravet, Avocat a la Cour, 3, rue du Bocador, 75008 Paris, as their sole agent and representative (the < Indemnification Representative >)

          (b) Buyer or, as the case may be, Soft Mountain, shall give written notice within 30 days to Indemnification Representative of any claim or event known to it which does give rise to a claim for indemnification thereunder, provided that the failure of any of Buyer or Soft Mountain to give notice as provided in this
               Section 6.4 shall not relieve any of the Indemnifiers of its obligations under this Section 6, except to the extent that such failure has materially and adversely affected the rights of Indemnifiers.

          (c) In the case of any claim for indemnification thereunder arising out of a claim, action, suit or proceeding brought by any person who is not a party to this Agreement (a "Third Party Claim"), Buyer or Soft Mountain shall also give the Indemnification Representative copies of any written claims, process or legal pleadings with respect to such Third Party Claim promptly after such documents are received by Buyer or Soft Mountain.

               (d) If the amount of any Losses shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Buyer or, as the case may be, Soft Mountain, to the Indemnifiers.

          6.5 Remedies Cumulative. Buyer's remedies thereunder are cumulative with any other remedies available under applicable law. Indemnifiers hereby acknowledge and agrees that money damages would not be a sufficient remedy for, and Buyer would be irreparably harmed by, any breach by Indemnifiers of this Agreement and that Buyer shall be entitled to such interim or conservatory measures as may be available under applicable law.


          6.6  Payments of amounts due

               All amounts claimed by Buyer or Soft Mountain in a claim for indemnification pursuant to Section 6.4 shall be paid by Indemnifiers within thirty (30) days from the receipt of such claim. Payments shall be made directly to Buyer or to Soft Mountain, at the sole discretion of Buyer.

     SECTION 7 - GENERAL PROVISIONS

          7.1 Amendment. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto.

          7.2 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be finally settled by arbitration in Paris. In case of a dispute, the party deciding to resort to arbitration shall inform the other by registered letter return receipt requested, indicating the name of the arbitrator designated by it. The other party shall have a period of 15 days from receipt of the above-mentioned letter to proceed with the nomination of a second arbitrator. In the event of failure to do so within this time period, the President of the Commercial Court of Paris will do so at the request of the first party to so request, ruling as a judge in summary proceedings ("refere"). The two arbitrators thus designated shall name a third arbitrator within a period of 15 days from the date of appointment of the second arbitrator. In the event of failure of the arbitrators to agree upon a third arbitrator, this person will be named by the President of the Commercial Court of Paris, will do so at the request of the first party to so request, ruling as a judge in summary proceedings. The third arbitrator thus appointed will chair the arbitral panel. In case an arbitrator withdraws or is otherwise prevented from acting, he will be replaced following the same method of nomination as that used for the arbitrator who withdraws or is prevented from acting, and this shall be done within a period of one month from his being prevented from acting or his withdrawal.

     The arbitration shall be conducted in the English language. Each arbitrator to be appointed must have a sufficient level of English to be able to conduct this arbitration in the English language.

     The arbitrators shall conduct the arbitration in accordance with such procedural and evidentiary rules as they may determine. The arbitrators shall give written reasons for their award.

     The last hearing shall be held no later than 120 days following the appointment of the third arbitrator and the award shall be rendered no later than 30 days following the close of such hearing.

     This arbitration provision does not prevent the parties hereto to go before a court of competent jurisdiction for seeking interim, interlocutory, injunctions or other provisional relief.

     The award shall be final and binding upon the parties hereto, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitrator. Judgment upon any award may be entered in any court having jurisdiction. However, the parties accept that an award can be appealed before the Court of Appeals of Paris, only if the arbitration award, gives any party damages above five hundred thousand francs (500,000 FF). For clarification purposes, the arbitration costs and legal fees are not to be included in this amount, which means that if the award is 450,000 francs for damages and 100,000 francs for arbitration costs, there will be no appeal.

     Buyer accepts to advance the amount of the advance requested by the arbitrators, upon the commencement of a arbitration, being however understood that the final allocation of the costs of arbitration shall be decided by the arbitrators in their award.

7.3 Expenses and advisers' fees. Each of Sellers and Buyer will bear its own expenses and advisers' fees. Buyer confirms that Soft Mountain will pay Me Ravet's fees for the services rendered to Soft Mountain from early April 1998 to end of July 1998 which are around FF 50,000 HT. Buyer acknowledges that those may not be reflected in the Financial Statements, and will not allege such violation.

7.4 Notices. All notices, requests and other communications thereunder shall be in writing and shall be deemed given if delivered personally, facsimiles

        (which is confirmed) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     If to Buyer:

                Versant Corporation
                6539 Dumbarton Circle
                Fremont, California 94555 USA
                Attention General Counsel

                With a copy to:
                VERSANT GmbH
                Arabellastr-4
                D-81925 Munich
                Germany
                Attention Managing Director

        (b)     If to Sellers:

                Finoris Societe Civile
                c/o Me Yves-Marie Ravet
                Avocat a la Cour
                3, rue du Bocador
                75008 Paris

7.5 Entire Agreement; Binding Effect. This Agreement and the documents referred to herein constitute the entire agreement and supersede all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and in particular the letter of intent of June 16, 1998 attached hereto on Schedule 1.2.

7.6 Applicable Law. This Agreement shall be governed by and be construed in accordance with the laws of France.

7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, it being specified that the Buyer may also assign this Agreement to any party it may wish.

7.8 Announcements. Except as required by law or the rules of any national securities exchange, for so long as this Agreement is in effect, no announcement of this Agreement or the transactions contemplated hereby shall be made by any of the parties without the written consent of the other party or parties, which consent shall not be unreasonably withheld.

7.9 Severability. In case any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions, or of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.

7.10 Translation. A translation of this agreement into French shall be prepared by a French independent translator to be provided on Closing. Buyer agrees to pay the fees of such translator. For clarification purposes the translation shall be for information only, and the English signed document shall be the only one with effect.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement under the seal as of the date first written above.

/s/ C. DOUMENC                              /s/ GUY RIGAUD
--------------------------                  ------------------------------
SC Finoris                                  Rhone - Alpes Creation
by C. Doumenc                               by Guy Rigaud
its Co-Gerant                               its President du Directoire


/s/ A. MAY                                   /s/ GUILLAUME DOUMENC
--------------------------                  ------------------------------
Trinova                                     Mr. Guillaume Doumenc
by A. May
its D.C. of Pouvoir


/s/ ANNE DOUMENC                             /s/ ANDRE MAY
--------------------------                  ------------------------------
Mrs. Anne Doumenc                           Mr. Andre May



/s/ CLAIRE DEMENGEOT
--------------------------                  ------------------------------
Mme. Claire Demengeot                       Mr. Francis Lorentz
of Pouvoir

--------------------------                  ------------------------------
Mr. Roger Pottlitzer


/s/ BERNHARD WOEBKER
--------------------------
Versant Corporation
By Bernhard Woebker
its Vice President Europe